April 2024

Preliminary Pricing Supplement No. 2,036

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 25, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Fully and Unconditionally Guaranteed by Morgan Stanley

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide a minimum payment amount of only 90% of the stated principal amount and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. The payment at maturity will be greater than the $1,000 stated principal amount per security only if the final index value is greater than the initial index value, and equal to or less than the $1,000 stated principal amount per security if the final index value is equal to or less than the initial index value, subject to the minimum payment amount of $900 per security. These long-dated securities are for investors who are willing to risk up to 10% of their principal, who seek a commodity index-based return and who are willing to forgo current income in exchange for 175% participation in any positive performance of the Bloomberg Commodity IndexSM and the repayment of at least 90% of principal at maturity. You may lose up to 10% of the stated principal amount of the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Aggregate principal amount:	$
Pricing date:	April 26, 2024
Original issue date:	April 29, 2024 (1 business day after the pricing date)
Maturity date:	April 30, 2029
Interest:	None
Underlying commodity index:	Bloomberg Commodity IndexSM
Payment at maturity per security:

•    If the final index value is greater than the initial index value:

$1,000 + supplemental redemption amount

•    If the final index value is less than or equal to the initial index value:

$1,000 + ($1,000 x index percent change)

If the final index value is less than the initial index value, this amount will be less than the stated principal amount of $1,000 per security. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	(i) $1,000 multiplied by (ii) the index percent change multiplied by (iii) the participation rate
Participation rate:	175%
Index percent change:	(final index value – initial index value) / initial index value
Minimum payment amount:	$900 per security (90% of the stated principal amount)
Initial index value:	, which is the official settlement price of the underlying commodity index on the pricing date, subject to adjustment for non-index business days and certain market disruption events
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	April 26, 2029, subject to adjustment for non-index business days and certain market disruption events
CUSIP / ISIN:	61774FDY5 / US61774FDY51
No listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $926.50 per security, or within $26.50 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$30	$970
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 12.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for Commodity-Linked Partial Principal at Risk Securities dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Investment Summary

Commodity-Linked Partial Principal at Risk Securities

The Commodity-Linked Partial Principal at Risk Securities due April 30, 2029 Based on the Value of the Bloomberg Commodity IndexSM (the “securities”) offer 175% participation in any positive performance of the underlying commodity index. The securities provide investors:

■	an opportunity to gain exposure to the performance of the underlying commodity index;

■	the repayment of at least 90% of principal at maturity, subject to our creditworthiness; and

■	175% participation in any appreciation of the underlying commodity index over the term of the securities.

At maturity, if the underlying commodity index has depreciated, you will lose some and up to 10% of your investment. All payments on the securities, including payment of the minimum payment amount, are subject to our credit risk.

Maturity:	Approximately 5 years
Participation rate:	175%
Minimum payment amount:	$900 per security (90% of the stated principal amount). You may lose up to 10% of the stated principal amount of the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $926.50, or within $26.50 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity index, instruments based on the underlying commodity index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the participation rate and the minimum payment amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

April 2024	Page 2

Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Key Investment Rationale

The payment at maturity will be greater than the $1,000 stated principal amount per security only if the final index value is greater than the initial index value, and equal to or less than the $1,000 stated principal amount per security if the final index value is equal to or less than the initial index value, subject to the minimum payment amount. The securities are for investors who are willing to risk up to 10% of their principal, who seek a commodity index-based return and who are willing to forgo current income in exchange for 175% participation in any positive performance of the underlying commodity index and the repayment of at least 90% of principal at maturity. You may lose up to 10% of the stated principal amount of the securities.

Upside Scenario	The underlying commodity index increases in value and, at maturity, the securities pay the stated principal amount of $1,000 plus 175% of the appreciation of the underlying commodity index. There is no limitation on the appreciation potential.
Downside Scenario	The underlying commodity index declines and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decline of the underlying commodity index, subject to the minimum payment amount.The minimum payment amount is $900 per security.

April 2024	Page 3

Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Hypothetical Payout on the Securities

The payment at maturity will be greater than the $1,000 stated principal amount per security only if the final index value is greater than the initial index value, and equal to or less than the $1,000 stated principal amount per security if the final index value is equal to or less than the initial index value, subject to the minimum payment amount. The supplemental redemption amount will be calculated on the determination date as follows:

(i)	$1,000 multiplied by (ii) the index percent change multiplied by (iii) the participation rate of 175%

Under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per security (90% of the stated principal amount).

The table below illustrates the payment at maturity (including, where applicable, the supplemental redemption amount) for each security for a hypothetical range of index percent changes and does not cover the complete range of possible payouts at maturity. The table reflects the participation rate of 175% and assumes a hypothetical initial index value of 100. If the index percent change is less than or equal to 0%, you will lose some and up to 10% of your investment. The actual initial index value will be determined on the pricing date. The numbers appearing in the table below may have been rounded for ease of analysis.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $1,000 security
100%	200	$1,000	$1,750.00	$2,750.00	175.00%
90%	190	$1,000	$1,575.00	$2,575.00	157.50%
80%	180	$1,000	$1,400.00	$2,400.00	140.00%
70%	170	$1,000	$1,225.00	$2,225.00	122.50%
60%	160	$1,000	$1,050.00	$2,050.00	105.00%
50%	150	$1,000	$875.00	$1,875.00	87.50%
40%	140	$1,000	$700.00	$1,700.00	70.00%
30%	130	$1,000	$525.00	$1,525.00	52.50%
20%	120	$1,000	$350.00	$1,350.00	35.00%
10%	110	$1,000	$175.00	$1,175.00	17.50%
0%	100	$1,000	N/A	$1,000.00	0.00%
-5%	95	$1,000	N/A	$995.00	-5.00%
-10%	90	$1,000	N/A	$900.00	-10.00%
-20%	80	$1,000	N/A	$900.00	-10.00%
-30%	70	$1,000	N/A	$900.00	-10.00%
-40%	60	$1,000	N/A	$900.00	-10.00%
-50%	50	$1,000	N/A	$900.00	-10.00%
-60%	40	$1,000	N/A	$900.00	-10.00%
-70%	30	$1,000	N/A	$900.00	-10.00%
-80%	20	$1,000	N/A	$900.00	-10.00%
-90%	10	$1,000	N/A	$900.00	-10.00%
-100%	0	$1,000	N/A	$900.00	-10.00%

April 2024	Page 4

Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

■	The securities do not pay interest and provide for a minimum payment amount of only 90% of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment amount of only 90% of principal at maturity. If, on the determination date, the final index value is less than the initial index value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in value of the underlying commodity index, subject to the minimum payment amount of $900 per security (90% of the stated principal amount). You could lose up to 10% of your investment in the securities.

■	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price, if any, at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value of the underlying commodity index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying commodity index, the price and volatility of the commodity contracts that underlie the underlying commodity index, trends of supply and demand for the commodity contracts that underlie the underlying commodity index, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity index, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the value of the underlying commodity index or commodities markets generally and which may affect the final index value of the underlying commodity index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. This can lead to significant adverse changes in the market price of the securities. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

■	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

■	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

■	The amount payable on the securities is not linked to the value of the underlying commodity index at any time other than the determination date. The final index value will be the official settlement price of the underlying commodity index on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying commodity index appreciates prior to the determination date but then drops by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying commodity index prior to such drop. Although the actual value of the underlying commodity index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index value on the determination date.

■	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will

April 2024	Page 5

Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

■	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

■	Investing in the securities is not equivalent to investing in the underlying commodity index or in futures contracts underlying the underlying commodity index. By purchasing the securities, you do not purchase any entitlement to the underlying commodity index or futures contracts underlying the underlying commodity index. Further, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts underlying the underlying commodity index. See “Hypothetical Payout on the Securities” above.

■	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

■	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial index value, the final index value, the index percent change, the supplemental redemption amount and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying commodity index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Payment at Maturity—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Commodity Index; Alteration of Method of Calculation” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

■	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments related or linked to the underlying commodity index), including trading in swaps or futures contracts on the underlying commodity index and on commodities that underlie the underlying commodity index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade in financial instruments related to the underlying commodity index or the prices of the commodities or contracts that underlie the underlying commodity index on a regular basis as part of their general broker-dealer, index trading, proprietary trading and other businesses.

April 2024	Page 6

Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, could increase the value at or above which the underlying commodity index must close on the determination date so that you do not lose some of your investment at maturity. Additionally, such hedging or trading activities during the term of the securities, including on the determination date, could adversely affect the index value on the determination date and, accordingly, the amount of cash you will receive at maturity.

Risks Relating to the Underlying Commodity Index

■	Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars and hostilities; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest and exchange rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the underlying commodity index and the value of your securities in varying and potentially inconsistent ways. As a result of these or other factors, the level of the underlying commodity index may be, and has recently been, volatile. See “Bloomberg Commodity IndexSM Overview” below.

■	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The underlying commodity index has returns based on the change in price of futures contracts included in such underlying commodity index, not the change in the spot price of the actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

■	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the securities. The underlying commodity index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the securities.

■	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the securities.

■	Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to the underlying index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily

April 2024	Page 7

Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

■	Adjustments to the underlying commodity index could adversely affect the value of the securities. The publisher of the underlying commodity index may add, delete or substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index. The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the securities. Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

April 2024	Page 8

Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Bloomberg Commodity IndexSM Overview

The Bloomberg Commodity IndexSM is currently composed of 24 exchange-traded futures contracts on 22 physical commodities, and reflects the return of underlying commodity futures price movements only.

It reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the underlying commodity index. The Bloomberg Commodity IndexSM was previously known as the Dow Jones–UBS Commodity IndexSM. On April 10, 2014, Bloomberg L.P. and UBS announced a partnership that has resulted in Bloomberg Indexes being responsible for governance, calculation, distribution and licensing of the bank’s commodity indices. The Dow Jones–UBS Commodity IndexSM was renamed the Bloomberg Commodity IndexSM as of July 1, 2014. For more information, see “Annex II—Certain Additional Commodity Index Information—The Bloomberg Commodity IndexSM” in the accompanying prospectus supplement.

Underlying Commodity Index Information as of April 23, 2024
	Bloomberg Ticker Symbol*	Current Index Value	52 Weeks Ago	52 Week High	52 Week Low
Bloomberg Commodity IndexSM	BCOM	102.9530	105.9963	108.2421 (on 7/25/2023)	95.4028 (on 2/14/2024)

*The Bloomberg ticker symbol is being provided for reference purposes only. The index value on any index business day will be determined based on the value published by Bloomberg Finance L.P.

The following graph sets forth the daily values of the underlying commodity index for the period from January 1, 2019 through April 23, 2024. The related table presents the published high and low official settlement prices, as well as end-of-quarter official settlement prices, for the underlying commodity index for each quarter in the same period. The official settlement price of the underlying commodity index on April 23, 2024 was 102.9530. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity index should not be taken as an indication of its future performance. No assurance can be given as to the official settlement price of the underlying commodity index on the determination date. The actual performance of the underlying commodity index over the terms of the securities and the amount payable at maturity may bear little relation to the historical levels shown below.

Bloomberg Commodity IndexSM Daily Official Settlement Prices January 1, 2019 to April 23, 2024

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Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Bloomberg Commodity IndexSM	High	Low	Period End
2019
First Quarter	82.3797	76.9851	81.0872
Second Quarter	83.0616	76.4862	79.6530
Third Quarter	81.3979	75.9747	77.7797
Fourth Quarter	81.3920	77.1108	80.8871
2020
First Quarter	81.6430	59.4795	61.8577
Second Quarter	65.0033	59.5078	64.9762
Third Quarter	73.5024	65.1837	70.8516
Fourth Quarter	78.0543	69.8026	78.0543
2021
First Quarter	87.5827	78.6378	83.4445
Second Quarter	95.0283	83.0088	94.5412
Third Quarter	100.9161	91.1605	100.7581
Fourth Quarter	105.8398	95.1181	99.1694
2022
First Quarter	132.6339	99.4640	124.4109
Second Quarter	136.6096	117.0482	117.1482
Third Quarter	125.6050	110.4532	111.4887
Fourth Quarter	118.1416	109.9790	112.8052
2023
First Quarter	112.5185	102.1520	105.5076
Second Quarter	108.7529	97.9647	101.4785
Third Quarter	108.2421	101.2527	104.8391
Fourth Quarter	106.0803	96.3658	98.6460
2024
First Quarter	99.6785	95.4028	99.4894
Second Quarter (through April 23, 2024)	103.0556	99.9046	102.9530

“Bloomberg®”, “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”). Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with Morgan Stanley, and Bloomberg and UBS do not approve, endorse, review, or recommend the securities. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity IndexSM.

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Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Call right:	The securities are not callable prior to the maturity date
Interest:	None
Bull or bear notes:	Bull notes
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as a holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the securities. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the securities were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the securities.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the securities reference an index of commodities, and neither the index nor any of the commodities is treated for U.S. federal income tax purposes as an Underlying Security, payment on the securities to Non-U.S. Holders should not be subject to Section 871(m).

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying commodity index or in swaps, futures or options contracts on the commodities that underlie the underlying commodity index or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying commodity index on the pricing date, and, therefore, could increase the value at or above which the underlying commodity index must close on the determination date so that you do not lose some of your investment at maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the determination date, by purchasing and selling swaps, futures or options contracts on the commodities that underlie the underlying commodity index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a

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Morgan Stanley Finance LLC

Commodity-Linked Partial Principal at Risk Securities due April 30, 2029

Based on the Value of the Bloomberg Commodity IndexSM

result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches, including by selling any such instruments on the determination date. We cannot give any assurance that our hedging activities will not affect the value of the underlying commodity index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.
Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked partial principal at risk securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for commodity-linked partial principal at risk securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the prospectus and the prospectus supplement for commodity-linked partial principal at risk securities if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity-Linked Partial Principal at Risk Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the prospectus supplement for commodity-linked partial principal at risk securities or in the prospectus.

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